As filed with the U.S. Securities and Exchange Commission on June 15, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MANULIFE FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Canada	98-0361647
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 Bloor Street East, NT 9

Toronto, Ontario, Canada M4W 1E5

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

DEFERRED COMPENSATION PLAN FOR CERTAIN EMPLOYEES OF JOHN HANCOCK, AS RESTATED EFFECTIVE JANUARY 1, 2017 AND AMENDED EFFECTIVE NOVEMBER 15, 2021

(Full title of the Plan)

Scott A. Lively, Esq.

John Hancock Life Insurance Company (U.S.A.)

197 Clarendon Street

Boston, Massachusetts 02116

(617) 663-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

copies to:

James D. Gallagher, Esq. Manulife Financial Corporation 200 Bloor Street East, NT 9 Toronto, Ontario Canada, M4W 1E5 (416) 926-3000	Michael L. Fantozzi, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111 (617) 542-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by Manulife Financial Corporation (the “Corporation” or “MFC”) with the Securities and Exchange Commission (“Commission”) are incorporated by reference in this Registration Statement:

(1) The Corporation’s Annual Report on Form 40-F, file number 1-14942, for the year ended December 31, 2022, filed with the Commission on February 15, 2023, other than the section of the Annual Information Form entitled “Ratings”;

(2) The Corporation’s Current Report on Form 6-K, file number 1-14942, reporting the Corporation’s financial statements for the quarter ended March 31, 2023, filed with the Commission on May 10, 2023; and

(3) All other reports filed by the Corporation with the Commission pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 since December 31, 2022.

In addition, all documents and reports subsequently filed by the Corporation with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, including all annual reports on Form 40-F and any Form 6-K which the Corporation files with the Commission wherein such Form 6-K is expressly incorporated by reference into this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

The deferred compensation obligations (the “Obligations”) registered hereunder are unsecured obligations of the Corporation to pay deferred compensation in the future in accordance with the terms of the Deferred Compensation Plan for Certain Employees of John Hancock, as restated effective January 1, 2017 and amended effective November 15, 2021, which is filed as Exhibit 4.1 to this Registration Statement. Such Exhibit sets forth a description of the Obligations and is incorporated herein by reference in its entirety in response to this Item 4, pursuant to Rule 411(b)(3) under the Securities Act.

Item 5.	Interests of Named Experts and Counsel.

Scott MacIntosh, who provided the opinion set forth in Exhibit 5.1 hereto, is the Vice President and Chief Counsel, Public Company of The Manufacturers Life Insurance Company, a wholly-owned subsidiary of the Corporation.

Item 6.	Indemnification of Directors and Officers.

Under the Insurance Companies Act (Canada), a company may not, by contract, resolution or by-law, limit the liability of its directors for breaches of their fiduciary duties. However, the company may indemnify a director or officer, a former director or officer or a person who acts or acted at the company’s request as a director or officer of or in a similar capacity for another entity against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative or other proceeding in which he or she is involved because of that association with the company or other entity, if:

(1) that person acted honestly and in good faith with a view to the best interests of, as the case may be, the company or the other entity for which he or she acted at the company’s request as a director or officer or in a similar capacity; and

(2) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, that person had reasonable grounds for believing that his or her conduct was lawful.

These individuals are entitled to indemnity from the company if the person was not judged by the court or other competent authority to have committed any fault or omitted to do anything he or she ought to have done and fulfills the conditions set out in (1) and (2) above. A company may, with the approval of a court, also indemnify that person against all costs, charges and expenses reasonably incurred by them in connection with an action by or on behalf of the company or other entity to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or officer of the company or entity, if he or she fulfills the conditions set out in (1) and (2) above.

The by-laws of MFC provide that the board of directors of MFC shall make provisions, by resolution, for the indemnification of directors, officers, employees and such other persons as the directors shall decide on such terms and conditions as they establish. MFC’s administrative resolutions provide that MFC shall indemnify a director, officer or employee, a former director, officer or employee, or a person who acts or acted at MFC’s request as a director, officer, employee or trustee of another corporation, partnership, joint venture, trust or other enterprise against all expenses, judgments, fines and amounts in settlement, actually and reasonably incurred by them in connection with such action, suit or proceeding, whether civil, criminal or administrative, against them from the execution of their duties if (i) such individual acted honestly, in good faith, with a view to the best interests of MFC or the enterprise the person is serving at the request of MFC, and within the scope of his or her authority and normal activities, and, (ii) in the case of any criminal or administrative action or proceeding, the individual had reasonable grounds for believing that his or her conduct was lawful, subject to the limitations described in the administrative resolutions. MFC’s administrative resolutions also provide that MFC shall also, with the approval of the board of directors of MFC, indemnify such persons in respect of any action by any person by or on behalf of MFC to procure a judgment in its favor to which the person is made a party by reason of being or having been a director, officer or employee of MFC, against all costs, charges and expenses reasonably incurred by him or her in connection with such action if he or she fulfills the conditions set out in (i) and (ii) above.

MFC’s administrative resolutions provide that MFC will have no obligation to indemnify any person for:

•	any act, error or omission committed with actual dishonest, fraudulent, criminal or malicious purpose or intent;

•	any act of gross negligence or willful neglect;

•	any liability of others assumed by any person otherwise entitled to indemnification under MFC’s administrative resolutions;

•

any claims by or against any enterprise which is owned, operated, managed or controlled by any person otherwise entitled to indemnification under MFC’s administrative resolutions or any claims by such person against an enterprise;

•	any claim arising out of, or based on, any pension plan sponsored by any person otherwise entitled to indemnification under MFC’s administrative resolutions;

•	bodily injury, sickness, disease or death of any person or injury to or destruction of any tangible property including loss of use thereof; or

•

any liability in respect of which the person would otherwise be entitled to indemnification if in the course of that person’s actions, he or she is found by the board of directors of MFC to have been in breach of compliance with MFC’s Code of Business Conduct and Ethics or Conflict of Interest guidelines.

MFC has entered into agreements to indemnify its current and former directors and officers and directors and officers who are acting or have acted at MFC’s request for some other entity. These agreements indemnify our directors and officers for certain expenses, including, among other things, attorneys’ fees, costs, fines and settlement amounts, reasonably incurred by any such person in any civil, criminal, administrative or other proceeding related to such person’s services as a director or officer of MFC, or any other entity to which the person provides services at MFC’s request. MFC’s obligation to indemnify such persons is subject to similar limitations as those set forth in MFC’s administrative resolutions described above.

MFC maintains a directors’ and officers’ liability insurance policy with a policy limit of U.S.$500,000,000. The policy is renewed annually. The policy provides protection to directors and officers against liability incurred by them in their capacities as directors and officers of MFC and its subsidiaries. The policy also provides protection to MFC for claims made against directors and officers for which MFC has granted directors and officers indemnity, as required or permitted under applicable law, and for securities claims made against MFC, in each case, subject to a deductible of U.S.$25,000,000 per claim.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description of Exhibit

4.1	Deferred Compensation Plan for Certain Employees of John Hancock, as restated effective January 1, 2017 and amended effective November 15, 2021.

5.1	Opinion of Scott MacIntosh, Vice President and Chief Counsel, Public Company of The Manufacturers Life Insurance Company, a wholly-owned subsidiary of the Registrant.

23.1	Consent of Ernst & Young LLP (filed herewith).

23.2	Consent of Scott MacIntosh (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page to this registration statement).

107	Filing Fee Table

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and(a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, if applicable each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on the 15th day of June, 2023.

MANULIFE FINANCIAL CORPORATION

By:	/s/ James D. Gallagher
Name:	James D. Gallagher
Title:	General Counsel

POWERS OF ATTORNEY

KNOWN ALL PERSONS BY THESE PRESENTS, that the individuals whose signatures appear below hereby constitute and appoint Philip J. Witherington, Chief Financial Officer, James D. Gallagher, General Counsel, Scott S. Hartz, Chief Investment Officer, and Stephanie Fadous, Treasurer, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution for him or her and in his or her name, place, and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Roy Gori	President and Chief Executive Officer and Director (Principal Executive Officer)	June 15, 2023
Roy Gori

/s/ Philip J. Witherington	Chief Financial Officer (Principal Financial Officer)	June 15, 2023
Philip J. Witherington

/s/ Adrienne K. O’Neill	Global Controller and Group Chief Accounting Officer (Principal Accounting Officer)	June 15, 2023
Adrienne K. O’Neill

/s/ Donald R. Lindsay	Chair	June 15, 2023
Donald R. Lindsay

/s/ Nicole S. Arnaboldi	Director	June 15, 2023
Nicole S. Arnaboldi

/s/ Guy L.T. Bainbridge	Director	June 15, 2023
Guy L.T. Bainbridge

/s/ Susan F. Dabarno	Director	June 15, 2023
Susan F. Dabarno

/s/ Julie E. Dickson	Director	June 15, 2023
Julie E. Dickson

/s/ Tsun-yan Hsieh	Director	June 15, 2023
Tsun-yan Hsieh

/s/ Vanessa Kanu	Director	June 15, 2023
Vanessa Kanu

/s/ C. James Prieur	Director	June 15, 2023
C. James Prieur

/s/ Andrea S. Rosen	Director	June 15, 2023
Andrea S. Rosen

/s/ May Tan	Director	June 15, 2023
May Tan

/s/ Leagh E. Turner	Director	June 15, 2023
Leagh E. Turner

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Manulife Financial Corporation in the United States, on this 15th day of June, 2023.

JOHN HANCOCK LIFE INSURANCE
COMPANY (U.S.A.)

By:	/s/ Tracy Lannigan
Name:	Tracy Lannigan
Title:	Assistant Vice President and Assistant Chief Counsel